EXHIBIT 4.9

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PACIFIC DATAVISION and BRIAN D. McAULEY

WORKING CAPITAL ADVANCE AGREEMENT FOR UP TO $3,000,000

DATED as of AUGUST 1, 2010

This agreement (the “Agreement”) between Pacific DataVision, Inc., a California corporation (the “Company”) and Brian D, McAuley (the Lender) specifies the terms under which the Lender may make periodic advances (individually an “Advance” or collectively “Advances”) to the Company for its working capital needs. Subject to the terms and conditions of this Agreement, the Company promises to pay (in accordance with the Payment Terms below) to the order of Brian D. McAuley (the “Lender”) in lawful money of the United States and in immediately available funds, the principal amount of advances made hereunder plus any accrued and unpaid interest. Interest at the rate of ten percent (10%) per annum shall accrue on the unpaid principal amount of Advances made hereunder.

The Advances shall be made by request to Lender delivered five business days prior to the date when the funds are to be received by the Company.

The following is a statement of the terms and conditions to which each Advance is subject. The Company is deemed to have received such Advances on the date such fund are actually received in the Company’s bank account. By execution of this Agreement, the Company and Lender agree:

Payment Terms.

Commencing not later than September 30, 2015, the Company shall repay to the Lender fifty thousand dollars ($50,000.00) per quarter (on the last day of such quarter) of principal plus interest earned for the quarter then ended until the entire principal shall have been repaid; thereafter the Company shall pay fifty thousand dollars ($50,000.00) per quarter of previously accrued interest until the entire accrued interest has been paid in full.

Prepayment.

The Company may prepay in whole or in part its obligation under this Agreement without penalty. Such prepayment shall first be applied to reduction of the principal amount due under this Agreement and when the full amount of the principal is repaid then to a reduction of accrued interest.

Events of Default.

The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder: (a) the failure of the Company after July 1, 2015 to pay the principal and accrued interest under this Agreement; (b) if there is an uncured default with respect to any Note(s) of the Company or (c) any Liquidation Event (as defined below).

Liquidation Event. If there shall occur (a) any Liquidation Event, the entire unpaid principal and accrued but unpaid interest of Advances under this Agreement shall automatically become due and payable; (b) any Event of Default (other than a Liquidation Event), then the Lender may declare the entire unpaid principal and accrued but unpaid interest on Advances under this Agreement immediately due and payable, by notice in writing to the Company. As used herein, “Liquidation Event” means the occurrence or institution by or against the Company of (i) any bankruptcy, reorganization, receivership or insolvency proceeding, (ii) any appointment of a receiver or custodian for all or a substantial portion of the Company’s property; (iii) any assignment for the benefit of, or composition or arrangement with, the creditors of the Company (whether or not pursuant to bankruptcy or other insolvency laws), (iv) any dissolution, liquidation, or — other marshalling of the assets and liabilities of the Company or (v) any transaction that results in the current shareholders owning less than 50% of the outstanding voting securities of the Company.

Transfer; Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Agreement.

Waiver and Amendment.

Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lender

Notices.

Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) upon delivery, if delivered by hand, (ii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iii) one (1) business day after — the day of facsimile transmission or electronic delivery and shall be addressed, (a) if to the Lender, at Lender’s address set forth below, or at such other address as such Lender shall have furnished the Company in writing, or (b) if to the Company, at its address below:

LENDER

Brian D. McAuley

253 Indian Trail Drive

Franklin Lakes, NJ 07417

Facsimile: 201-560-9906

Electronic: bmcauley@aol.com

COMPANY

Pacific DataVision

Attn: Chief Executive Officer

100 Hamilton Plaza

Paterson, New Jersey 07505

Facsimile: 973-473-0303

Electronic: jpescatore@pdvcorp.com

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Any conflict or claim relating to this Agreement will be settled through binding arbitration.

Headings; References

All headings used herein are used for convenience only and will not be used to construe or interpret this Agreement. Except where otherwise indicated, all references herein to Sections refer to Sections of this Agreement.

COMPANY:

Pacific DataVision, Inc.

By:	/s/ John Pescatore
John Pescatore
Chief Executive Officer

LENDER:

By:	/s/ Brian D. McAuley
Brian D. McAuley

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